OMB APPROVAL OMB Number: 3235-0145 Expires: December 31, 2005 Estimated average burden hours per response. . . 11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

BIACORE INTERNATIONAL AB
(Name of Issuer)

Ordinary Shares, nominal value SEK 10 each
(Title of Class of Securities)

088658 10 9 (ADS)
(CUSIP Number)

April 16, 2003
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
CUSIP No. 088658 10 9

1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Pfizer Health AB (formerly called Pharmacia & Upjohn AB)

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)
(b)

3. SEC Use Only
4. Citizenship or Place of Organization Sweden
Number of Shares Bene-ficially Owned by Each Reporting Person With:	5. Sole Voting Power 4,000,000

6. Shared Voting Power

7. Sole Dispositive Power 4,000,000

8. Shared Dispositive Power
9. Aggregate Amount Beneficially Owned by Each Reporting Person 4,000,000
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11. Percent of Class Represented by Amount in Row (9) 41%
12. Type of Reporting Person (See Instructions)
CO

OMB APPROVAL OMB Number: 3235-0145 Expires: December 31, 2005 Estimated average burden hours per response. . . 11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

BIACORE INTERNATIONAL AB
(Name of Issuer)

Ordinary Shares, nominal value SEK 10 each
(Title of Class of Securities)

088658 10 9 (ADS)
(CUSIP Number)

April 16, 2003
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
CUSIP No. 088658 10 9

1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Pfizer Inc.; 13-5315170

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)
(b)

3. SEC Use Only
4. Citizenship or Place of Organization Sweden
Number of Shares Bene-ficially Owned by Each Reporting Person With:	5. Sole Voting Power 4,000,000

6. Shared Voting Power

7. Sole Dispositive Power 4,000,000

8. Shared Dispositive Power
9. Aggregate Amount Beneficially Owned by Each Reporting Person 4,000,000
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11. Percent of Class Represented by Amount in Row (9) 41%
12. Type of Reporting Person (See Instructions)
CO

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2004
Date

/s/ Inger Brattne
Signature

Inger Brattne, Director
Name/Title